ENERGY TRANSFER REPORTS SOLID THIRD QUARTER 2020 RESULTS
Dallas - November 4, 2020 - Energy Transfer LP (NYSE:ET) (“ET” or the “Partnership”) today reported financial results for the quarter ended September 30, 2020.
ET reported an earnings net loss attributable to partners for the three months ended September 30, 2020 of $782 million, which included non-cash impairments of goodwill and joint venture investments totaling $1.6 billion.
Adjusted EBITDA for the three months ended September 30, 2020 was $2.87 billion compared with $2.81 billion for the three months ended September 30, 2019. Results included record operating performance in the Partnership’s NGL and refined products segment.
Distributable Cash Flow attributable to partners, as adjusted, for the three months ended September 30, 2020 was $1.69 billion compared to $1.55 billion for the three months ended September 30, 2019. The change between periods reflected the increase in Adjusted EBITDA, along with a decrease in maintenance capital expenditures.
ET once again reduced its 2020 growth capital outlook. As a result of project cost savings, the Partnership now expects to invest less than $3.3 billion for the full-year 2020, which is more than $100 million below previous estimates.
In addition, due to Partnership performance this year and improving market conditions, ET now expects to have full-year results at the high end of its 2020 outlook for Adjusted EBITDA range of $10.2 billion to $10.5 billion.
Key accomplishments and current developments:
Operational
•As the COVID-19 pandemic continues, our field operations have continued uninterrupted, and remote work and other COVID-19 related conditions have not significantly impacted our ability to maintain operations nor caused us to incur significant additional expenses.
•For the third quarter of 2020, ET achieved record high transportation and fractionation volumes in its NGL and refined products transportation and services segment.
•The Partnership successfully managed operations through two major hurricanes hitting the Gulf Coast without an employee safety incident and without any significant service disruption to our customers.
Strategic
•During the third quarter of 2020, the Partnership completed its Lone Star Express expansion under budget and ahead of schedule.
•The Partnership has also continued to make significant progress on other major capital projects throughout the U.S. The Partnership currently expects the next phase of Mariner East, Orbit and other NGL export projects to be placed in service by year-end.
Financial
•In October 2020, ET announced a quarterly distribution of $0.1525 per unit ($0.61 annualized) on ET common units for the quarter ended September 30, 2020. The distribution coverage ratio for the third quarter of 2020 was 4.10x. ET expects to use the excess cash resulting from this distribution decrease to reduce debt.
•As of September 30, 2020, Energy Transfer Operating, L.P.’s (“ETO”) $6.00 billion revolving credit facilities had an aggregate $2.65 billion of available capacity, and the leverage ratio, as defined by the credit agreement, was 4.24x.
•ET has also updated its 2020 outlook with reduced capex and improved Adjusted EBITDA expectations.
ET benefits from a portfolio of assets with exceptional product and geographic diversity. The Partnership’s multiple segments generate high-quality, balanced earnings with no single segment contributing more than 30% of the Partnership’s consolidated Adjusted EBITDA for the three months ended September 30, 2020. The vast majority of the Partnership’s segment margins are fee-based and therefore have limited commodity price sensitivity.

Conference Call information:
The Partnership has scheduled a conference call for 4:00 p.m. Central Time, Wednesday, November 4, 2020 to discuss its third quarter 2020 results and provide a partnership update. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com or ir.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with a strategic footprint in all of the major domestic production basins. ET is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, NGL and refined product transportation and terminalling assets; NGL fractionation; and various acquisition and marketing assets.  ET, through its ownership of Energy Transfer Operating, L.P., also owns Lake Charles LNG Company, as well as the general partner interests, the incentive distribution rights and 28.5 million common units of Sunoco LP (NYSE: SUN), and the general partner interests and 46.1 million common units of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.
Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states, as well as refined product transportation and terminalling assets. SUN’s general partner is owned by Energy Transfer Operating, L.P., a subsidiary of Energy Transfer LP (NYSE: ET). For more information, visit the Sunoco LP website at www.sunocolp.com.
USA Compression Partners, LP (NYSE: USAC) is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression fleet horsepower. USAC partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil. USAC focuses on providing compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications. For more information, visit the USAC website at www.usacompression.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission, including the Partnership’s Quarterly Report on Form 10-Q to be filed for the current period. In addition to the risks and uncertainties previously disclosed, the Partnership has also been, or may in the future be, impacted by new or heightened risks related to the COVID-19 pandemic and the recent decline in commodity prices, and we cannot predict the length and ultimate impact of those risks. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts
Energy Transfer
Investor Relations:
Bill Baerg, Brent Ratliff, Lyndsay Hannah, 214-981-0795
or
Media Relations:
Vicki Granado, 214-840-5820

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Current assets (1)	$6,150	$7,464

Property, plant and equipment, net	75,128	74,193

Advances to and investments in unconsolidated affiliates	3,068	3,460
Lease right-of-use assets, net	934	964
Other non-current assets, net (1)	1,582	1,571
Intangible assets, net	5,915	6,154
Goodwill	2,418	5,167
Total assets	$95,195	$98,973
LIABILITIES AND EQUITY
Current liabilities	$6,047	$7,724

Long-term debt, less current maturities	51,424	51,028
Non-current derivative liabilities	275	273
Non-current operating lease liabilities	901	901
Deferred income taxes	3,349	3,208
Other non-current liabilities	1,152	1,162

Commitments and contingencies
Redeemable noncontrolling interests	756	739

Equity:
Total partners’ capital	18,284	21,920
Noncontrolling interests	13,007	12,018
Total equity	31,291	33,938
Total liabilities and equity	$95,195	$98,973
(1)    Effective January 1, 2020, the Partnership elected to change its accounting policy related to certain barrels of crude oil that were previously accounted for as inventory. Under the revised accounting policy, certain amounts of crude oil that are not available for sale have been reclassified from inventory to non-current assets. The balances as of December 31, 2019 have been adjusted to reflect this change in accounting policy.

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019(1)	2020	2019(1)
REVENUES	$9,955	$13,495	$28,920	$40,493
COSTS AND EXPENSES:
Cost of products sold	6,376	9,864	18,784	29,642
Operating expenses	773	806	2,422	2,406
Depreciation, depletion and amortization	912	784	2,715	2,343
Selling, general and administrative	176	173	555	499
Impairment losses	1,474	12	2,803	62
Total costs and expenses	9,711	11,639	27,279	34,952
OPERATING INCOME	244	1,856	1,641	5,541
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(569)	(579)	(1,750)	(1,747)
Equity in earnings (losses) of unconsolidated affiliates	(32)	82	46	224
Impairment of investment in an unconsolidated affiliate	(129)	—	(129)	—
Losses on extinguishments of debt	—	—	(62)	(18)
Gains (losses) on interest rate derivatives	55	(175)	(277)	(371)
Other, net	71	57	6	99
INCOME (LOSS) BEFORE INCOME TAX EXPENSE	(360)	1,241	(525)	3,728
Income tax expense	41	54	168	214
NET INCOME (LOSS)	(401)	1,187	(693)	3,514
Less: Net income attributable to noncontrolling interests	369	317	554	931
Less: Net income attributable to redeemable noncontrolling interests	12	12	37	38
NET INCOME (LOSS) ATTRIBUTABLE TO PARTNERS	(782)	858	(1,284)	2,545
General Partner’s interest in net income (loss)	—	1	(1)	3
Limited Partners’ interest in net income (loss)	$(782)	$857	$(1,283)	$2,542
NET INCOME (LOSS) PER LIMITED PARTNER UNIT:
Basic	$(0.29)	$0.33	$(0.48)	$0.97
Diluted	$(0.29)	$0.33	$(0.48)	$0.97
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING:
Basic	2,696.6	2,624.9	2,694.4	2,621.9
Diluted	2,696.6	2,635.5	2,694.4	2,632.9
(1)    Effective January 1, 2020, the Partnership elected to change its accounting policy related to certain barrels of crude oil that were previously accounted for as inventory. Under the revised accounting policy, certain amounts of crude oil that are not available for sale have been reclassified from inventory to non-current assets. The condensed consolidated statement of operations for the three and nine months ended September 30, 2019 has been adjusted to reflect this change in accounting policy.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019(a)	2020	2019(a)
Reconciliation of net income (loss) to Adjusted EBITDA and Distributable Cash Flow(b):
Net income (loss)	$(401)	$1,187	$(693)	$3,514
Interest expense, net of interest capitalized	569	579	1,750	1,747
Impairment losses	1,474	12	2,803	62
Income tax expense	41	54	168	214
Depreciation, depletion and amortization	912	784	2,715	2,343
Non-cash compensation expense	30	27	93	85
(Gains) losses on interest rate derivatives	(55)	175	277	371
Unrealized (gains) losses on commodity risk management activities	30	(64)	27	(90)
Losses on extinguishments of debt	—	—	62	18
Impairment of investment in an unconsolidated affiliate	129	—	129	—
Inventory valuation adjustments (Sunoco LP)	(11)	26	126	(71)
Equity in (earnings) losses of unconsolidated affiliates	32	(82)	(46)	(224)
Adjusted EBITDA related to unconsolidated affiliates	169	161	480	470
Other, net	(53)	(47)	48	(67)
Adjusted EBITDA (consolidated)	2,866	2,812	7,939	8,372
Adjusted EBITDA related to unconsolidated affiliates	(169)	(161)	(480)	(470)
Distributable cash flow from unconsolidated affiliates	128	107	353	307
Interest expense, net of interest capitalized	(569)	(579)	(1,750)	(1,747)
Preferred unitholders’ distributions	(97)	(68)	(282)	(185)
Current income tax expense	(7)	(2)	(8)	(23)
Maintenance capital expenditures	(129)	(178)	(368)	(440)
Other, net	17	18	57	55
Distributable Cash Flow (consolidated)	2,040	1,949	5,461	5,869
Distributable Cash Flow attributable to Sunoco LP (100%)	(139)	(133)	(419)	(331)
Distributions from Sunoco LP	41	41	123	123
Distributable Cash Flow attributable to USAC (100%)	(57)	(55)	(170)	(164)
Distributions from USAC	24	24	72	66
Distributable Cash Flow attributable to noncontrolling interests in other non-wholly-owned consolidated subsidiaries	(234)	(283)	(733)	(827)
Distributable Cash Flow attributable to the partners of ET	1,675	1,543	4,334	4,736
Transaction-related adjustments	16	3	46	6
Distributable Cash Flow attributable to the partners of ET, as adjusted	$1,691	$1,546	$4,380	$4,742
Distributions to partners:
Limited Partners	$411	$808	2,055	2,407
General Partner	1	1	3	3
Total distributions to be paid to partners	$412	$809	$2,058	$2,410
Common Units outstanding – end of period	2,698.0	2,627.0	2,698.0	2,627.0
Distribution coverage ratio	4.10x	1.91x	2.13x	1.97x
(a)Effective January 1, 2020, the Partnership elected to change its accounting policy related to certain barrels of crude oil that were previously accounted for as inventory. Under the revised accounting policy, certain amounts of crude oil that are not available for sale have been reclassified from inventory to non-current assets. The results for the three and nine months ended September 30, 2019 have been adjusted to reflect this change in accounting policy.
(b)Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio are non-GAAP financial measures used by industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of

ET’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities or other GAAP measures.
There are material limitations to using measures such as Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio, including the difficulty associated with using any such measure as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as operating income, net income and cash flow from operating activities.
Definition of Adjusted EBITDA
We define Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Inventory adjustments that are excluded from the calculation of Adjusted EBITDA represent only the changes in lower of cost or market reserves on inventory that is carried at last-in, first-out (“LIFO”). These amounts are unrealized valuation adjustments applied to Sunoco LP’s fuel volumes remaining in inventory at the end of the period.
Adjusted EBITDA reflects amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates.  The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
We define Distributable Cash Flow as net income, adjusted for certain non-cash items, less distributions to preferred unitholders and maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, amortization included in interest expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and deferred income taxes. For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investee’s distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of ET’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among our subsidiaries, the Distributable Cash Flow generated by our subsidiaries may not be available to be distributed to our partners. In order to reflect the cash flows available for distributions to our partners, we have reported Distributable Cash Flow attributable to partners, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:
•For subsidiaries with publicly traded equity interests, other than ETO, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to our partners includes distributions to be received by the parent company with respect to the periods presented.
•For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiaries, but

Distributable Cash Flow attributable to partners reflects only the amount of Distributable Cash Flow of such subsidiaries that is attributable to our ownership interest.
For Distributable Cash Flow attributable to partners, as adjusted, certain transaction-related adjustments and non-recurring expenses that are included in net income are excluded.
Definition of Distribution Coverage Ratio
Distribution coverage ratio for a period is calculated as Distributable Cash Flow attributable to partners, as adjusted, divided by distributions expected to be paid to the partners of ET in respect of such period.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended September 30,
	2020	2019
Segment Adjusted EBITDA:
Intrastate transportation and storage	$203	$235
Interstate transportation and storage	425	442
Midstream	530	411
NGL and refined products transportation and services	762	667
Crude oil transportation and services	631	726
Investment in Sunoco LP	189	192
Investment in USAC	104	104
All other	22	35
Total Segment Adjusted EBITDA	$2,866	$2,812
In the following analysis of segment operating results, a measure of segment margin is reported for segments with sales revenues. Segment margin is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment margin is similar to the GAAP measure of gross margin, except that segment margin excludes charges for depreciation, depletion and amortization. Among the GAAP measures reported by the Partnership, the most directly comparable measure to segment margin is Segment Adjusted EBITDA; a reconciliation of segment margin to Segment Adjusted EBITDA is included in the following tables for each segment where segment margin is presented.
In addition, for certain segments, the sections below include information on the components of segment margin by sales type, which components are included in order to provide additional disaggregated information to facilitate the analysis of segment margin and Segment Adjusted EBITDA. For example, these components include transportation margin, storage margin and other margin. These components of segment margin are calculated consistent with the calculation of segment margin; therefore, these components also exclude charges for depreciation, depletion and amortization.

Intrastate Transportation and Storage

	Three Months Ended September 30,
	2020	2019
Natural gas transported (BBtu/d)	12,185	12,560
Withdrawals from storage natural gas inventory (BBtu)	10,315	—
Revenues	$654	$764
Cost of products sold	434	501
Segment margin	220	263
Unrealized losses on commodity risk management activities	23	19
Operating expenses, excluding non-cash compensation expense	(42)	(48)
Selling, general and administrative expenses, excluding non-cash compensation expense	(7)	(7)
Adjusted EBITDA related to unconsolidated affiliates	7	7
Other	2	1
Segment Adjusted EBITDA	$203	$235
Transported volumes decreased primarily due to the bankruptcy filing of a transportation customer.
Segment Adjusted EBITDA. For the three months ended September 30, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment decreased due to the net impacts of the following:
•a decrease of $37 million in realized natural gas sales and other primarily due to lower realized gains from pipeline optimization activity;
•a decrease of $2 million in retained fuel revenues primarily due to lower gas prices; and
•a decrease of $1 million in realized storage margin due to lower realized gains from financial derivatives used to hedge physical storage gas; partially offset by
•a decrease of $6 million in operating expenses primarily due to $2 million decrease in employee costs, a $2 million decrease in maintenance project costs and a $1 million decrease in outside services.
Interstate Transportation and Storage

	Three Months Ended September 30,
	2020	2019
Natural gas transported (BBtu/d)	10,387	11,407
Natural gas sold (BBtu/d)	15	17
Revenues	$471	$479
Operating expenses, excluding non-cash compensation, amortization and accretion expenses	(147)	(141)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(20)	(17)
Adjusted EBITDA related to unconsolidated affiliates	122	124
Other	(1)	(3)
Segment Adjusted EBITDA	$425	$442
Transported volumes decreased primarily due to lower crude production resulting in lower associated gas production and a decrease in demand for LNG export.

Segment Adjusted EBITDA. For the three months ended September 30, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment decreased due to the net impacts of the following:
•a decrease of $8 million in revenues primarily due to a decrease of $16 million due to a contractual rate adjustment on commitments at our Lake Charles LNG facility effective January 2020 and a decrease of $9 million due to less capacity sold on our Panhandle and Trunkline systems. These decreases were partially offset by increased margin from short-term firm contracts on our Transwestern and Rover systems due to increased demand and higher parking due to the timing of transactions;
•an increase of $6 million in operating expense primarily due to an increase in bad debt reserves and higher ad valorem taxes, partially offset by the impact of cost cutting initiatives;
•an increase of $3 million in selling, general and administrative expenses primarily resulting from legal and consulting fees related to an ongoing rate case and a shipper bankruptcy; and
•a decrease of $2 million in Adjusted EBITDA related to unconsolidated affiliates primarily due to lower earnings of $6 million from our Midcontinent Express Pipeline primarily as a result of lower rates received following the expiration of certain contracts, partially offset by a $4 million increase from Citrus primarily due to higher margins and lower operating expenses.
Midstream

	Three Months Ended September 30,
	2020	2019
Gathered volumes (BBtu/d)	12,904	13,955
NGLs produced (MBbls/d)	635	574
Equity NGLs (MBbls/d)	32	30
Revenues	$1,377	$1,580
Cost of products sold	668	953
Segment margin	709	627
Operating expenses, excluding non-cash compensation expense	(169)	(202)
Selling, general and administrative expenses, excluding non-cash compensation expense	(21)	(21)
Adjusted EBITDA related to unconsolidated affiliates	9	6
Other	2	1
Segment Adjusted EBITDA	$530	$411
Gathered volumes decreased compared to the same period last year primarily due to decreases in the South Texas and Northeast Texas regions, partially offset by the impact of the SemGroup acquisition in the Mid-Continent/Panhandle region and volume growth in the Permian region. NGL production increased due to the impact of the SemGroup acquisition in the Mid-Continent/Panhandle region and increased ethane recovery in the Permian, South Texas and North Texas regions.
Segment Adjusted EBITDA. For the three months ended September 30, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment increased due to the net impacts of the following:
•an increase of $92 million in fee-based margin due to the recognition of $103 million related to the restructuring and assignment of certain gathering and processing contracts in the Ark-La-Tex region, which included the recognition of $75 million of deferred revenue received in prior periods;
•a decrease of $33 million in operating expenses due to decreases of $17 million in outside services, $10 million in employee costs and $9 million in materials; and
•an increase of $2 million in non fee-based margin due to unfavorable NGL prices of $5 million and favorable gas prices of $7 million; partially offset by
•a decrease of $12 million in non fee-based margin due to decreased throughput volumes, primarily in the South Texas region.

NGL and Refined Products Transportation and Services

	Three Months Ended September 30,
	2020	2019
NGL transportation volumes (MBbls/d)	1,493	1,358
Refined products transportation volumes (MBbls/d)	460	552
NGL and refined products terminal volumes (MBbls/d)	850	872
NGL fractionation volumes (MBbls/d)	877	713
Revenues	$2,623	$2,878
Cost of products sold	1,712	1,962
Segment margin	911	916
Unrealized (gains) losses on commodity risk management activities	11	(81)
Operating expenses, excluding non-cash compensation expense	(162)	(167)
Selling, general and administrative expenses, excluding non-cash compensation expense	(20)	(22)
Adjusted EBITDA related to unconsolidated affiliates	22	24
Other	—	(3)
Segment Adjusted EBITDA	$762	$667
NGL transportation volumes increased due to higher throughput volumes on our Mariner East pipeline system. In addition, throughput barrels on our Texas NGL pipeline system increased due to higher receipt of liquids production from both wholly-owned and third-party gas plants primarily in the Permian and North Texas regions.
Refined products transportation volumes decreased due to the closure of a third-party refinery during the third quarter of 2019, which negatively impacted supply to our refined products transportation system, and less domestic demand for jet fuel and other refined products. These decreases in volumes were partially offset by the initiation of service of our JC Nolan diesel fuel pipeline in the third quarter of 2019.
NGL and refined products terminal volumes decreased primarily due to the closure of a third-party refinery during the third quarter of 2019, and less domestic demand for jet fuel and other refined products. These decreases were partially offset by higher volumes from our Mariner East system, and the initiation of service on our JC Nolan diesel fuel pipeline and natural gasoline export project, both of which commenced service in the third quarter of 2019.
Average fractionated volumes at our Mont Belvieu, Texas fractionation facility increased primarily due to the commissioning of our seventh fractionator in February 2020.
Segment Adjusted EBITDA. For the three months ended September 30, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment increased due to net impacts of the following:
•an increase of $88 million in marketing margin primarily due to a $66 million increase driven by higher optimization gains from the sale of NGL component products at our Mont Belvieu facility, a $12 million increase from capacity lease fees incurred by our marketing affiliate on our Mariner East pipeline system, and a $10 million increase in gasoline blending and optimization;
•an increase of $20 million in transportation margin primarily due to a $13 million increase from higher throughput volumes on our Mariner East pipeline system, a $9 million increase from higher throughput volumes received from the Permian region on our Texas NGL pipelines, a $4 million increase due to the initiation of service on our JC Nolan diesel fuel pipeline in the third quarter of 2019, and a $3 million increase due to higher throughput volumes from the Barnett region. These increases were partially offset by a $3 million decrease resulting from the recognition of third party deferred revenue on our export pipeline in the third quarter of 2019, a $2 million decrease due to less domestic demand for jet fuel and other refined products, and a $2 million decrease resulting from the closure of a third-party refinery during the third quarter of 2019;
•an increase of $18 million in fractionators and refinery services margin primarily due to the commissioning of our seventh fractionator in February 2020 and higher NGL volumes from the Permian and Barnett regions feeding our Mont Belvieu fractionation facility;

•a decrease of $5 million in operating expenses primarily due to a $9 million decrease in power costs, partially offset by increases totaling $4 million for costs associated with operating additional assets; and
•an increase of $6 million in storage margin primarily due to a $4 million increase primarily from a new intra-segment storage contract effective June 2020 and a $2 million increase in throughput fees generated primarily from exported volumes; partially offset by
•a decrease of $45 million in terminal services margin primarily due to a $40 million decrease resulting from the expiration of a third party contract at our Nederland export facility in the second quarter of 2020, a $6 million decrease due to lower storage fees at our Marcus Hook Industrial Complex due to the closure of a third-party refinery during the third quarter of 2019, a $3 million decrease due to less domestic demand for jet fuel and other refined products, and a $2 million decrease due to the closure of a third-party refinery. These decreases were partially offset by an $11 million increase due to higher throughput on our Mariner East system.
Crude Oil Transportation and Services

	Three Months Ended September 30,
	2020	2019
Crude transportation volumes (MBbls/d)	3,587	4,223
Crude terminals volumes (MBbls/d)	2,276	2,322
Revenues	$2,850	$4,453
Cost of products sold	2,096	3,594
Segment margin	754	859
Unrealized gains on commodity risk management activities	(1)	(2)
Operating expenses, excluding non-cash compensation expense	(112)	(110)
Selling, general and administrative expenses, excluding non-cash compensation expense	(28)	(21)
Adjusted EBITDA related to unconsolidated affiliates	9	1
Other	9	(1)
Segment Adjusted EBITDA	$631	$726
Crude transportation and terminal volumes were lower on our Texas pipeline system and our Bakken pipeline, primarily driven by lower production in these regions and refinery utilization due to COVID-19 related demand decreases, partly offset by contributions from assets acquired in 2019. Crude terminal volumes were lower primarily due to lower pipeline volumes, refinery utilization, and impacts from weather events in the third quarter of 2020, partially offset by contributions from assets acquired in 2019.
Segment Adjusted EBITDA. For the three months ended September 30, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our crude oil transportation and services segment decreased due to the net impacts of the following:
•a decrease of $104 million in segment margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to a $113 million decrease from our Texas crude pipeline system due to lower utilization and lower average tariff rates realized, an $84 million decrease due to lower volumes on our Bakken Pipeline from lower basin production, and a $7 million decrease in throughput at our crude terminals primarily driven by lower Permian and Bakken pipeline volumes, reduced refinery utilization, and weather events in the third quarter of 2020 impacting operations, partially offset by a $78 million increase related to assets acquired in 2019 and a $31 million increase (excluding a net change of $2 million in unrealized gains and losses on commodity risk management activities) from our crude oil acquisition and marketing business primarily due to trading gains realized from contango storage positions, as well as an inventory valuation write-down recognized in the prior period;
•an increase of $2 million in operating expenses primarily due to increased costs related to assets acquired in 2019, partially offset by lower volume-driven pipeline expenses; and
•an increase of $7 million in selling, general and administrative expenses primarily due to a $3 million increase in legal expenses, a $2 million increase in insurance expenses, a $1 million increase in information technology expenses, and a $1 million increase in employee costs; partially offset by
•an increase of $8 million in Adjusted EBITDA related to unconsolidated affiliates due to assets acquired in 2019.

Investment in Sunoco LP

	Three Months Ended September 30,
	2020	2019
Revenues	$2,805	$4,331
Cost of products sold	2,497	4,039
Segment margin	308	292
Unrealized gains on commodity risk management activities	(6)	(1)
Operating expenses, excluding non-cash compensation expense	(84)	(94)
Selling, general and administrative expenses, excluding non-cash compensation expense	(24)	(36)
Adjusted EBITDA related to unconsolidated affiliates	2	1
Inventory valuation adjustments	(11)	26
Other	4	4
Segment Adjusted EBITDA	$189	$192
The Investment in Sunoco LP segment reflects the consolidated results of Sunoco LP.
Segment Adjusted EBITDA. For the three months ended September 30, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our investment in Sunoco LP segment decreased due to the net impacts of the following:
•a decrease in the gross profit on motor fuel sales of $23 million, primarily due to a 4% increase in gross profit per gallon sold, offset by a 12% decrease in gallons sold; and
•a decrease of $3 million in non-motor fuel sales and lease gross margin as a result of rent concessions during the three months ended September 30, 2020; partially offset by
•a decrease of $22 million in operating expenses and selling, general and administrative expenses, primarily attributable to lower employee costs, professional fees, credit card processing fees and advertising costs; and
•an increase of $1 million in Adjusted EBITDA related to unconsolidated affiliates which was attributable to the JC Nolan joint venture entered into in 2019.
Investment in USAC

	Three Months Ended September 30,
	2020	2019
Revenues	$161	$175
Cost of products sold	20	23
Segment margin	141	152
Operating expenses, excluding non-cash compensation expense	(29)	(35)
Selling, general and administrative expenses, excluding non-cash compensation expense	(11)	(13)
Other	3	—
Segment Adjusted EBITDA	$104	$104
The Investment in USAC segment reflects the consolidated results of USAC.
Segment Adjusted EBITDA. For the three months ended September 30, 2020 Segment Adjusted EBITDA related to our investment in USAC segment was consistent with the same period last year primarily due to the offsetting impacts of the following:
•a decrease of $11 million in segment margin primarily driven by a decrease in U.S. crude oil and natural gas activity; offset by
•a decrease of $6 million in operating expenses primarily driven by a decrease in average revenue generating horsepower and reduced headcount; and

•a decrease of $2 million in selling, general and administrative expenses primarily due to a decrease in employee expenses.
All Other

	Three Months Ended September 30,
	2020	2019
Revenues	$367	$441
Cost of products sold	318	393
Segment margin	49	48
Unrealized losses on commodity risk management activities	3	1
Operating expenses, excluding non-cash compensation expense	(35)	(39)
Selling, general and administrative expenses, excluding non-cash compensation expense	(23)	(11)
Adjusted EBITDA related to unconsolidated affiliates	1	—
Other and eliminations	27	36
Segment Adjusted EBITDA	$22	$35
Segment Adjusted EBITDA. For the three months ended September 30, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our all other segment decreased due to the net impacts of the following:
•a decrease of $10 million due to lower compression market demand from our compression equipment business;
•a decrease of $6 million due to power trading activities;
•a decrease of $11 million due to lower demand and operator production, as well as a contract expiration at our natural resources business; and
•an increase of $10 million in merger and acquisition expense; partially offset by
•an increase of $26 million from the acquisition of SemCAMS.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON LIQUIDITY
(In millions)
(unaudited)
The following table is a summary of ETO’s revolving credit facilities. We also have other consolidated subsidiaries with revolving credit facilities which are not included in this table.

	Facility Size	Funds Available at September 30, 2020	Maturity Date
ETO Five-Year Revolving Credit Facility	$5,000	$1,652	December 1, 2023
ETO 364-Day Revolving Credit Facility	1,000	1,000	November 27, 2020
	$6,000	$2,652

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our unconsolidated affiliates, which are accounted for as equity method investments in the Partnership’s financial statements for the periods presented.

	Three Months Ended September 30,
	2020	2019
Equity in earnings (losses) of unconsolidated affiliates:
Citrus	$50	$44
FEP	(106)	15
MEP	(1)	1
White Cliffs	2	—
Other	23	22
Total equity in earnings (losses) of unconsolidated affiliates	$(32)	$82

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$96	$92
FEP	19	19
MEP	8	13
White Cliffs	11	—
Other	35	37
Total Adjusted EBITDA related to unconsolidated affiliates	$169	$161

Distributions received from unconsolidated affiliates:
Citrus	$48	$54
FEP	20	20
MEP	4	7
White Cliffs	2	—
Other	23	22
Total distributions received from unconsolidated affiliates	$97	$103

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON NON-WHOLLY-OWNED JOINT VENTURE SUBSIDIARIES
(Dollars in millions)
(unaudited)
The table below provides information on an aggregated basis for our non-wholly-owned joint venture subsidiaries, which are reflected on a consolidated basis in our financial statements. The table below excludes Sunoco LP and USAC, our non-wholly-owned subsidiaries that are publicly traded.

	Three Months Ended September 30,
	2020	2019
Adjusted EBITDA of non-wholly-owned subsidiaries (100%) (a)	$529	$683
Our proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries (b)	269	378

Distributable Cash Flow of non-wholly-owned subsidiaries (100%) (c)	$483	$647
Our proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries (d)	249	364
Below is our current ownership percentage of certain non-wholly-owned subsidiaries:

Non-wholly-owned subsidiary:	ET Percentage Ownership (e)
Bakken Pipeline	36.4%
Bayou Bridge	60.0%
Maurepas	51.0%
Ohio River System	75.0%
Permian Express Partners	87.7%
Red Bluff Express	70.0%
Rover	32.6%
SemCAMS	51.0%
Others	various
(a)Adjusted EBITDA of non-wholly-owned subsidiaries reflects the total Adjusted EBITDA of our non-wholly-owned subsidiaries on an aggregated basis. This is the amount of Adjusted EBITDA included in our consolidated non-GAAP measure of Adjusted EBITDA.
(b)Our proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries reflects the amount of Adjusted EBITDA of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest.
(c)Distributable Cash Flow of non-wholly-owned subsidiaries reflects the total Distributable Cash Flow of our non-wholly-owned subsidiaries on an aggregated basis.
(d)Our proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries reflects the amount of Distributable Cash Flow of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest. This is the amount of Distributable Cash Flow included in our consolidated non-GAAP measure of Distributable Cash Flow attributable to the partners of ET.
(e)Our ownership reflects the total economic interest held by us and our subsidiaries. In some cases, this percentage comprises ownership interests held in (or by) multiple entities.